MERRILL LYNCH MUNICIPAL BOND FUND, INC.

LIMITED MATURITY PORTFOLIO

SERIES NO. 3

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/08/2004	Mass. Bay Tranportation Authority	255,095,000	2,000,000	Morgan Stanley